EXHIBIT 10.18

LIVERAMP HOLDINGS, INC.
AMENDED AND RESTATED 2005 EQUITY COMPENSATION PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD AND
RESTRICTED STOCK UNIT AGREEMENT

%%FIRST_NAME%-% %%LAST_NAME%-%	Award Number:	%%OPTION_NUMBER%-%
%%ADDRESS_LINE_1%-%	Plan:	%EQUITY_PLAN%-%
%%ADDRESS_LINE_2%-%
%%CITY%-%, %%STATE%-% %%ZIPCODE%-%
%%COUNTRY%-%

Effective as of %%OPTION_DATE,’MM/DD/YYYY’%-% (“Award Date”), pursuant to the Amended and Restated 2005 Equity Compensation Plan of LiveRamp Holdings, Inc (the “Plan”), you have been granted an award of %%TOTAL_SHARES_GRANTED,'999,999,999'%-% Restricted Stock Units (“RSUs”), with each RSU representing the right to receive one share of the common stock of LiveRamp Holdings, Inc (the “Company”) upon vesting. Capitalized terms that are not defined in this Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement (the “Notice”), the Terms and Conditions of Restricted Stock Unit Award, or any of the exhibits to these documents (all together, the “Agreement”) have the meanings given to them in the Plan.

Subject to the terms and conditions of the Plan and this Agreement, and the applicable vesting acceleration provisions of any service agreement between you and the Company or any severance or change in control policy of the Company, if any, the RSUs will vest on the following schedule, subject to you continuing to be an Associate through the applicable vesting date:

Vest Date	Shares
%%VEST_DATE_PERIOD1,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD2,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD3,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD4,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD5,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD6,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD7,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD8,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD9,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD10,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD11,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD12,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD13,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD14,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD15,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD16,'Month DD, YYYY'%-%
%%SHARES_PERIOD1,’999,999,999’%-%
%%SHARES_PERIOD2,’999,999,999’%-%
%%SHARES_PERIOD3,’999,999,999’%-%
%%SHARES_PERIOD4,’999,999,999’%-%
%%SHARES_PERIOD5,’999,999,999’%-%
%%SHARES_PERIOD6,’999,999,999’%-%
%%SHARES_PERIOD7,’999,999,999’%-%
%%SHARES_PERIOD8,’999,999,999’%-%
%%SHARES_PERIOD9,’999,999,999’%-%
%%SHARES_PERIOD10,’999,999,999’%-%
%%SHARES_PERIOD11,’999,999,999’%-%
%%SHARES_PERIOD12,’999,999,999’%-%
%%SHARES_PERIOD13,’999,999,999’%-%
%%SHARES_PERIOD14,’999,999,999’%-%
%%SHARES_PERIOD15,’999,999,999’%-%
%%SHARES_PERIOD16,’999,999,999’%-%

All vesting will be rounded to the nearest whole RSU, and any fractional RSUs will be accumulated and vested on the date that an accumulated full RSU is vested.

If you cease to be an Associate for any or no reason before you fully vest in the RSUs, the unvested RSUs will terminate according to the terms of Section 5 of this Agreement.

By logging into your E*Trade account and electronically accepting this award, you acknowledge and indicate that:

i.This award of RSUs is subject to the terms and conditions as described within this Agreement and the Plan that are being provided to you electronically, including their exhibits and appendices, if any.

ii.You understand that the Company is not providing any tax, legal, or financial advice and is not making any recommendations regarding your participation in the Plan or your acquisition or sale of Shares.

iii.You have reviewed the Plan and this Agreement, have had an opportunity to obtain the advice of personal tax, legal, and financial advisors prior to accepting this award, and fully understand all provisions of this Agreement and the Plan. You will consult with your own personal tax, legal, and financial advisors before taking any action related to the Plan.

iv.You have read and agree to each provision of Section 10 of this Agreement.

v.You will notify the Company of any change to the contact address above.

IF YOU DO NOT ACCEPT THIS AGREEMENT ON OR PRIOR TO THE FIRST DATE ANY PORTION OF THESE RSUs VEST, YOU WILL BE DEEMED TO ACCEPT ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT ON SUCH DATE.

/s/ Scott E. Howe
Scott E. Howe, CEO and President

/s/ Catherine Hughes
Catherine Hughes, Corporate Governance Executive

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARD

This Agreement and the Plan constitute the entire agreement between the Company and you with regard to the RSUs pertaining to the Common Stock described in the Notice.

1.Grant and Acceptance of Terms. The Company grants you an award of RSUs as described in the Notice. Your acceptance and retention of the award described in the Notice, as evidenced by your electronic acceptance of this Agreement, shall constitute your acceptance of the terms and conditions set forth in this Agreement, and the Plan. If there is a conflict between the Plan, this Agreement, or any other agreement governing the RSUs, those documents will take precedence and prevail in the following order: (a) the Plan, (b) this Agreement, and (c) any other agreement between the Company and you governing these RSUs (provided that any applicable vesting acceleration arising from a service agreement between you and the Company or a severance or change in control policy of the Company will apply to the RSUs).

2.Your Rights with Respect to the RSUs.

a.Company’s Obligation to Pay. Each RSU is a right to receive a Share on the date it vests. Until an RSU vests, you have no right to payment of the Share. Before a vested RSU is paid, the RSU is an unsecured obligation of the Company, payable (if at all) only from the Company’s general assets. A vested RSU will be paid to you (or in the event of your death, to your estate or such other person as specified in Section 6 below) in whole Shares as soon as practicable after vesting (but no later than 60 days following the vesting date), subject to you satisfying any obligations for Tax-Related Items (as defined in Section 9(a)(i) of this Agreement) and any delay in payment required under Section 9(b)(i) of this Agreement. You cannot specify (directly or indirectly) the taxable year of the payment of any vested RSU under this Agreement

b.Stockholder Rights. Upon vesting, the RSUs granted pursuant to the Notice will entitle you to the all the rights of a stockholder of the Company’s Common Stock as to the amount of shares of Common Stock (“Shares”) currently vested. Your rights as a stockholder of the Company (including the right to vote and to receive dividends and distributions) will not begin until Shares have been issued and recorded on the records of the Company or its transfer agents or registrars, and your rights with respect to the RSUs will remain forfeitable prior to the date on which such rights become vested.

3.Vesting. Subject to Section 11 of the Plan and Section 4 of this Agreement, RSUs shall vest as set forth in the Notice. RSUs scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest unless you continue to be an Associate until the time such vesting is scheduled to occur.

4.Board and Committee Discretion. The Board and the Committee have the discretion to accelerate the vesting of any RSUs at any time, subject to the terms of the Plan. In that case, those RSUs will be vested as of the date specified by the Board or the Committee.

5.Forfeiture upon Termination. If your status as an Associate terminates for any reason, your RSUs will immediately stop vesting and any of these RSUs that have not yet vested will be forfeited by you upon the effective date of your termination. The provisions of this Section 5 are subject to the provisions of Section 7 below entitled “Forfeiture of Shares for Engaging in Certain Activities.”

6.Death. Any distribution or delivery to be made to you under this Agreement will, if you are then deceased, be made to the administrator or executor of your estate or, if the Board or the Committee permits, your designated beneficiary. Any such transferee must furnish the Company with (a) written notice of your status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations that apply to the transfer.

7.Forfeiture of Shares for Engaging in Certain Activities.

a.If at any time during your service as an Associate, or within one year after termination of your status as an Associate you engage in any activity which competes with any activity of the Company and/or any Affiliated Companies, or if you engage in any of the prohibited activities listed in subsection (b) below, then

i.any unvested RSUs granted to you shall be canceled;

ii.with respect to any Shares received by you pursuant the settlement of the RSUs within the three-year period before and the three-year period after your termination date, you shall pay to the Company an amount equal to the proceeds of any sale or distribution of those Shares (the “Forfeited Shares”), or, if still held by you, the aggregate fair market value of such Forfeited Shares as of the date of vesting; and

iii.the Company shall be entitled to set off against the amount of any such Forfeited Shares any amounts owed to you by the Company.

b.The prohibited activities include:

i.accepting employment with or serving as a consultant, advisor or in any other capacity to anyone that is in competition with or acting against the interests of the Company;

ii.disclosing or misusing any confidential information or material concerning the Company or any Affiliated Company;

iii.any attempt, directly or indirectly, to induce any associate of the Company or any Affiliated Company to be employed or perform services elsewhere;

iv. any attempt, directly or indirectly, to solicit the trade or business of any current or prospective customer of the Company or any Affiliated Company;

v.the failure or refusal to disclose promptly and to assign to the Company all right, title and interest in any invention or idea made or conceived in whole or in part by you in the course of your employment by the Company or any Affiliated Company, relating to the actual or anticipated business, research or development work of the Company or any Affiliated Company, or the failure or refusal to do anything reasonably necessary to enable the Company or any Affiliated Company to secure a patent or other intellectual property right;

vi.participating in a hostile takeover attempt against the Company;

vii.a material violation of Company policy, including, without limitation, the Company's insider trading policies; or

viii.conduct related to your employment for which you have been convicted of criminal conduct or for which you have been assessed civil penalties.

c.Upon receipt of any Shares pursuant to Section 2 of this Agreement, you agree to certify, if requested by the Company, that you are in compliance with the terms and conditions of this Agreement.

d.You may be released from your obligations under this Section 7 only if the Board or the Committee, or its authorized designee(s), determines in its sole discretion that to do so is in the best interests of the Company.

8.Restriction on Transfer. RSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by you except as provided under the Plan, and any unauthorized purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company. If any RSUs are transferred, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the parties to this Agreement.

9.Tax Obligations.

a.Tax Withholding.

i.No Shares will be issued to you until you make satisfactory arrangements (as determined by the Board or the Committee) for the payment of Tax Withholdings, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you that the Board or the Committee determines must be withheld (“Tax-Related Items”), including those that result from the grant, vesting, or payment of the RSUs, the subsequent sale of Shares acquired pursuant to such payment, or the receipt of any dividends. If you are a non-U.S. employee, the method of payment of Tax-Related Items may be restricted by any Appendix (as defined below). If you fail to make satisfactory arrangements for the payment of any Tax-Related Items under this Agreement when any of these RSUs otherwise are supposed to vest or Tax Related Items related to RSUs otherwise are due, you will permanently forfeit the applicable RSUs and any right to receive Shares under such RSUs, and such RSUs will be returned to the Company at no cost to the Company. For purposes of this Agreement, “Tax Withholdings” means tax, social insurance and social security liability or premium obligations in connection with the RSUs, including, without limitation, (1) all federal, state, and local income, employment and any other taxes (including your U.S. Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or applicable Affiliated Company, (2) your fringe benefit tax liability and, to the extent required by the Company, the fringe benefit tax liability of the Company or the applicable Affiliated Company, if any, associated with the grant, vesting, or exercise of the RSUs or sale of Shares issued under the RSUs, and (3) any other taxes or social insurance or social security liabilities RSUs or premium the responsibility for which you have, or have agreed to bear, with respect to the RSUs or the Shares subject to the RSUs (“Tax Withholdings”).

ii.The Company has the right (but not the obligation) to satisfy any Tax-Related Items by withholding from proceeds of a sale of Shares acquired upon payment of these RSUs arranged by the Company (on your behalf pursuant to this authorization without further consent), and this will be the method by which such tax withholding obligations are satisfied until the Company determines otherwise, subject to applicable laws.

iii.The Company also has the right (but not the obligation) to satisfy any Tax-Related Items by reducing the number of Shares otherwise deliverable to you).

iv.Further, if you are subject to taxation in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, the Company and/or any Affiliated Company for whom you are performing services (each, an “Employer”) or former Employer(s) may withhold or account for tax in more than one jurisdiction.

v. of any action of the Company or the Employer(s), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer(s). You further acknowledge that the Company and the Employer(s) (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of these RSUs and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of these RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.

b.Code Section 409A. This Section 9(b) does not apply if you are not a U.S. income taxpayer.

i.If the vesting of any RSUs is accelerated in connection with a termination of your status as an Associate that is a “separation from service” within the meaning of Code Section 409A and (x) you are a “specified employee” within the meaning of Code Section 409A at that time and (y) the payment of such accelerated RSUs would result in the imposition of additional tax under Code Section 409A if paid to you within the 6-month period following such termination, then the accelerated RSUs will not be paid until the first day after the 6-month period ends.

ii.If your status as an Associate terminates due to death or you die after you stop being an Associate, the delay under Section 9(b)(i) of this Agreement will not apply, and these RSUs will be paid in Shares to your estate (or such other person as specified in Section 6 above) as soon as practicable.

iii.All payments and benefits under this Agreement are intended to be exempt from Code Section 409A or comply with any requirements necessary to avoid the imposition of additional tax under Code Section 409A(a)(1)(B) so that none of these RSUs or Shares issuable upon the vesting of RSUs will be subject to the additional tax imposed under Code Section 409A, and any ambiguities or ambiguous terms will be interpreted according to that intent. In no event will the Company or any Affiliated Company have any obligation or liability to reimburse, indemnify, or hold you harmless for any taxes imposed, or other costs incurred, as a result of Code Section 409A.

iv.Each payment under this Agreement is a separate payment under Treasury Regulations Section 1.409A-2(b)(2).

10.Acknowledgments and Agreements. Your signature on the Notice accepting these RSUs indicates that:

a.YOU ACKNOWLEDGE AND AGREE THAT THE VESTING OF THESE RSUs IS EARNED ONLY BY CONTINUING AS AN ASSOCIATE AND THAT BEING HIRED OR BEING GRANTED THESE RSUs WILL NOT RESULT IN VESTING.

b.YOU FURTHER ACKNOWLEDGE AND AGREE THAT THESE RSUs AND THIS AGREEMENT DO NOT CREATE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN ASSOCIATE FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL AND WILL NOT INTERFERE IN ANY WAY WITH YOUR RIGHT OR THE RIGHT OF THE EMPLOYER(S) TO TERMINATE YOUR RELATIONSHIP AS AN ASSOCIATE AT ANY TIME, WITH OR WITHOUT CAUSE, SUBJECT TO APPLICABLE LAWS.

c.You agree that this Agreement and its incorporated documents reflect all agreements on its subject matters and that you are not accepting this Agreement based on any promises, representations, or inducements other than those reflected in this Agreement.

d.You agree that the Company’s delivery of any documents related to the Plan or these RSUs (including the Plan, this Agreement, the Plan’s prospectus, and any reports of the Company provided generally to the Company’s stockholders) to you may be made by electronic delivery, which may include but does not necessarily include the delivery of a link to a Company intranet or to the Internet site of a third party involved in administering the Plan, the delivery of the document via email, or any other means of electronic delivery specified by the Company. If the attempted electronic delivery of such documents fails, you will be provided with a paper copy of the documents. You acknowledge that you may receive from the Company a paper copy of any documents that were delivered electronically at no cost to you by contacting the Company by telephone or in writing. You may revoke your consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if you have provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e mail address by telephone, postal service or electronic mail. Finally, you understand that you are not required to consent to electronic delivery of documents.

e.You may deliver any documents related to the Plan or these RSUs to the Company by e-mail or any other means of electronic delivery approved by the Board or the Committee, but you must provide the Company or any designated third party administrator with a paper copy of any documents if your attempted electronic delivery of such documents fails.

f.You accept that all good faith decisions or interpretations of the Board or the Committee regarding the Plan and these RSUs are binding, conclusive, and final. No member of the Board or the Committee will be personally liable for any such decisions or interpretations.

g.You agree that the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan.

h.You agree that the grant of Awards is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past.

i.You agree that any decisions regarding future Awards will be in the Company’s sole discretion.

j.You agree that you are voluntarily participating in the Plan.

k.You agree that these RSUs and any Shares acquired under these RSUs are not intended to replace any pension rights or compensation.

l.You agree that these RSUs, any Shares acquired under these RSUs, and their income and value are not part of normal or expected compensation for any purpose, including for calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits, or similar payments.

m.You agree that the future value of the Shares underlying these RSUs is unknown, indeterminable, and cannot be predicted with certainty.

n.You agree that, for purposes of these RSUs, your engagement as an Associate is terminated as of the date your service relationship with the Company or any Affiliated Company is terminated (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where you are providing services to the Company or any Affiliated Company or the terms of your service agreement, if any), unless otherwise expressly provided in this Agreement or determined by the Board or the Committee.

o.You agree that any right to vest in these RSUs will be extended by any notice period (e.g., the period that you are an Associate would include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws (including common law, if applicable) in the jurisdiction where you are an Associate or by your service agreement or employment agreement, if any) and your termination date will not occur until the end of such period, unless otherwise expressly provided in this Agreement or determined by the Board or the Committee or required by applicable law.

p.You agree that the Board or the Committee has the exclusive discretion to determine when you are no longer actively providing services for purposes of these RSUs (including whether you are still considered to be providing services while on a leave of absence).

q.You agree that neither the Company or any Affiliated Company is liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of these RSUs or of any amounts due to you from the payment of these RSUs or the subsequent sale of any Shares acquired upon such payment.

r.You have read and agree to the Data Privacy provisions of Section 11 of this Agreement.

s.You agree that you have no claim or entitlement to compensation or damages from any forfeiture of these RSUs resulting from the termination of your status as an Associate (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are an Associate or the terms of your service agreement, if any), and in consideration of the grant of these RSUs to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or any Affiliated Company, waive your ability (if any) to bring any such claim, and release the Company and all Affiliated Companies from any such claim. If any such claim is nevertheless allowed by a court of competent jurisdiction, then your participation in the Plan constitutes your irrevocable agreement to not pursue such claim and to execute any and all documents necessary to request dismissal or withdrawal of such claim.

11. Data Privacy

a.You voluntarily consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Award materials (“Data”) by and among, as applicable, the Employer(s), the Company and any Affiliated Company for the exclusive purpose of implementing, administering, and managing your participation in the Plan.

b.You understand that the Company and the Employer(s) may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all equity awards or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering, and managing the Plan.

c.You understand that Data will be transferred to one or more stock plan service provider(s) selected by the Company, which may assist the Company with the implementation, administration, and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan.

d.You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside in certain jurisdictions outside the United States, to the extent required by applicable laws, you may, at any time, request access to Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents given by accepting these RSUs, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing these consents on a purely voluntary basis. If you do not consent or if you later seek to revoke your consent, your engagement as an Associate with the Employer(s) will not be adversely affected; the only consequence of refusing or withdrawing your consent is that the Company will not be able to grant you awards under the Plan or administer or maintain awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan (including the right to retain these RSUs). You understand that you may contact your local human resources representative for more information on the consequences of your refusal to consent or withdrawal of consent.

12. Modifications to the Agreement. The Plan and this Agreement constitute the entire understanding of the parties on the subjects covered. You expressly warrant that you are not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. All amendments to this Agreement shall be in writing executed by a duly authorized officer of the Company; provided that this Agreement is subject to the power of the Board and/or the Committee to amend this Agreement and the Plan as provided in the Plan. Notwithstanding the foregoing, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Code Section 409A, to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection with these RSUs

13. Notices. Any notice to be given under this Agreement to the Company shall be addressed to the Company in care of its stock plan administrator at LiveRamp Holdings, Inc., 225 Bush Street, Seventeenth Floor, San Francisco, CA 94104, until the Company designates another address in writing. Any notice to be given to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.

14. Additional Conditions to Issuance of Stock. If the Company determines that the listing, registration, qualification, or rule compliance of the Common Stock on any securities exchange or under any state, federal, or foreign law or the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to you (or your estate), the Company will try to meet the requirements of any such state, federal, or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange, but the Shares will not be issued until such conditions have been met in a manner acceptable to the Company.

15. Clawback. These RSUs (including any proceeds, gains or other economic benefit received by you upon its payment or the subsequent sale of Shares issued upon payment of the RSUs) will be subject to any compensation recovery or clawback policy implemented by the Company before or after the date of this Agreement. This includes any clawback policy adopted to comply with the requirements of applicable laws.

16. Administration. The Board and the Committee administer the Plan. Your rights under this Agreement are expressly subject to the terms and conditions of the Plan, including continued stockholder approval of the Plan, and to any guidelines the Board or the Committee adopts from time to time.

17. Severability. If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Agreement not declared to be unlawful or invalid. Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

18. Applicable Law. The Plan, this Agreement, these RSUs, and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.

19. Forum Selection At all times each party hereto: (i) irrevocably submits to the exclusive jurisdiction of any California court or Federal court sitting in the Northern District of California; (ii) agrees that any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby will be heard and determined in such California or Federal court; (iii) to the extent permitted by law, irrevocably waives (a) any objection such party may have to the laying of venue of any such action or proceeding in any of such courts, or (b) any claim that such party may have that any such action or proceeding has been brought in an inconvenient forum; and (iv) to the extent permitted by law, irrevocably agrees that a final nonappealable judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this section entitled “Forum Selection” will affect the right of any party hereto to serve legal process in any manner permitted by law.

20. Headings. Headings are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

21. Waiver. You acknowledge that a waiver by the Company of a breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of this Agreement by you.

22. Non-U.S. Appendix. These RSUs are subject to any special terms and conditions set forth in any appendix to this Agreement for your country (the “Appendix”). If you relocate to a country included in the Appendix, the special terms and conditions for that country will apply to you to the extent the Company determines that applying such terms and conditions is necessary or advisable for legal or administrative reasons.